Exhibit 10.21

EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF OCTOBER 30, 2009

AMONG

UNITRIN, INC.,

as Borrower,

THE LENDERS LISTED HEREIN,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender and Issuing Lender

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

ARRANGED BY

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Sole Bookrunner

and

J. P. MORGAN SECURITIES INC.,

as Joint Lead Arranger

i

5.6	Title to Properties	56
5.7	Taxes	56
5.8	Financial Statements	56
5.9	No Material Adverse Change	57
5.10	Guaranties	57
5.11	Litigation	57
5.12	ERISA	57
5.13	Compliance with Law	57
5.14	Accuracy and Completeness of Information	57
5.15	Compliance with Regulations T, U, and X	58
5.16	Broker’s or Finder’s Commissions	58
5.17	Investment Company Act	58
5.18	Insurance Licenses	58
5.19	Foreign Assets Control Regulations, etc	59

Section 6.	COVENANTS	59

6.1	Preservation of Existence and Similar Matters	59
6.2	Compliance with Applicable Law	59
6.3	Maintenance of Properties	59
6.4	Accounting Methods and Financial Records	60
6.5	Payment of Taxes and Claims	60
6.6	Visits and Inspections	60
6.7	Use of Proceeds	60
6.8	Further Assurances	61
6.9	Quarterly Financial Statements of the Borrower	61
6.10	Annual Financial Statements of the Borrower	61
6.11	Additional Reporting Requirements	61
6.12	Performance Certificates	62
6.13	Copies of Other Reports	62
6.14	Notice of Litigation and Other Matters	63
6.15	Restricted Payments and Restricted Purchases	64
6.16	Limitations on Indebtedness of Subsidiaries of Borrower	64
6.17	Limitation on Liens	65
6.18	Amendment and Waiver	65
6.19	Liquidation; Merger; Disposition of Assets	65
6.20	Borrower’s Maximum Leverage	66
6.21	Borrower’s Minimum Consolidated Net Worth	66
6.22	Risk-Based Capital Ratio	66
6.23	Affiliate Transactions	66
6.24	Other Indebtedness	67
6.25	Restrictions on Upstream Dividends by Subsidiaries	67
6.26	Business of the Borrower	67

Section 7.	EVENTS OF DEFAULT	67

Section 8.	ADMINISTRATIVE AGENT	71

8.1	Appointment	71
8.2	Powers and Duties; General Immunity	71
8.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	72
8.4	Right to Indemnity	73
8.5	Resignation of Administrative Agent; Successor Administrative Agent and Swing Line Lender	73
8.6	Administrative Agent May File Proofs of Claim	74
8.7	Syndication Agent	75

Section 9.	MISCELLANEOUS	75

9.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	75
9.2	Expenses	78
9.3	Indemnity	79
9.4	Set-Off	80
9.5	Ratable Sharing	80
9.6	Amendments and Waivers	81
9.7	Independence of Covenants	82
9.8	Notices; Effectiveness of Signatures; Posting on Electronic Delivery Systems	82
9.9	Survival of Representations, Warranties and Agreements	85
9.10	Failure or Indulgence Not Waiver; Remedies Cumulative	85
9.11	Marshalling; Payments Set Aside	85
9.12	Severability	85
9.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	86
9.14	Applicable Law	86
9.15	Construction of Agreement; Nature of Relationship	86
9.16	Consent to Jurisdiction and Service of Process	87
9.17	Waiver of Jury Trial	87
9.18	Confidentiality	88
9.19	Counterparts; Effectiveness	89
9.20	USA Patriot Act	89

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF REQUEST FOR ISSUANCE
IV	FORM OF REVOLVING NOTE
V	FORM OF SWING LINE NOTE
VI	FORM OF ASSIGNMENT AGREEMENT

SCHEDULES

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

5.3	SUBSIDIARIES

6.16	CERTAIN EXISTING INDEBTEDNESS

6.17	CERTAIN EXISTING LIENS

9.8	NOTICE ADDRESSES

v

UNITRIN, INC.

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of October 30, 2009 and entered into by and among UNITRIN, INC., a Delaware corporation (the “Borrower”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Lenders, at the request of the Borrower, have agreed to extend a revolving credit facility to the Borrower, the proceeds of which may be used to refinance existing indebtedness of the Borrower and its Subsidiaries and to provide financing for working capital and other general corporate purposes of the Borrower and its Subsidiaries;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

Section 1.	DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Act” has the meaning assigned to that term in subsection 9.20.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.5A.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, that for the purposes of subsection 6.23 and the definition of “Change in Control,” an “Affiliate” shall mean any Person (other than a Person whose sole relationship with any designated Person is as an employee or director) directly or indirectly controlling, controlled by, or under common control with the designated Person, with the term “control” including, without limitation, (a) the direct or indirect beneficial ownership of more than thirty percent (30%) of the voting securities or voting equity or partnership interests, of such Person (but shall not include the Investee) or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. Notwithstanding the foregoing, no member of the Singleton Family (other than a Disclosed Operating Company) shall be considered an Affiliate of the Borrower so long as the Singleton Family owns collectively (either directly or indirectly) less than 30% of the securities of the Borrower having ordinary voting power for the election of directors of the Borrower.

“Agreement” means this Credit Agreement.

“Annual Statement” means the annual statutory financial statement of each of Trinity and United Insurance required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by the applicable jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Applicable Law” means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators binding on such Person in Proceedings or actions to which the Person in question is a party.

“Applicable Margin” means, the following rate per annum based upon the Leverage Ratio as set forth below:

Pricing Level	Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin	Facility Fee
I	< 20.0%	2.50%	1.375%	0.375%
II	> 20.0% < 25.0%	2.75%	1.55%	0.375%
III	> 25.0% but < 30.0%	3.00%	1.725%	0.50%
IV	> 30.0%	3.25%	2.00%	0.625%

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s Leverage Ratio as reflected in the then most recent financial statements and accompanying performance certificate. Adjustments, if any, to the Applicable Margin shall be effective five (5) Business Days after the Administrative Agent has received the applicable financial statements and accompanying performance certificate. If the Borrower fails to deliver the financial statements to the Administrative Agent at the time required pursuant to subsection 6.9 or 6.10, as applicable, together with the accompanying certificate required pursuant to subsection 6.12, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five (5) days after such financial statements and certificate are so delivered. If, as a result of (i) any restatement of or other adjustment to the financial statements of the Borrower or its Subsidiaries or (ii) for any other reason, which in any such case referred to in clause (i) or (ii), arises from an act of fraud or willful misconduct on the part of the Borrower or such Subsidiary, the Administrative Agent or Requisite Lenders determine that (a) the Leverage Ratio or Applicable Margin as calculated by the Borrower as of any applicable date were inaccurate (due to any errors or misstatements in the calculation thereof) and (b) a proper calculation of the Leverage Ratio or Applicable Margin would have resulted in a higher level of pricing for any period, then the Borrower shall automatically and retroactively be obligated to pay to the Lenders, and shall pay to the Lenders promptly on demand by the Administrative Agent or Requisite Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit VI annexed hereto.

“Authorized Officer” means such senior personnel of the Borrower, acting singly, as may be duly authorized and designated in writing by the Borrower to execute documents, agreements and instruments on its behalf.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, as of any date of determination, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1.50% and (c) the One Month LIBOR Rate for such day (determined on a daily basis as set forth below) plus 1.50%. As used in this definition, “One Month LIBOR Rate” means a rate per annum (rounded upwards, as necessary, to the nearest  1/16th of one percent) obtained by dividing (i) the rate per annum determined by the Administrative Agent at approximately 11:00 A.M., London time, on such date of determination by reference to the British Bankers’ Association “LIBOR Rate” for deposits in Dollars (as set forth by any service (including Bloomberg, Reuters and Thomson Financial) selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) in an amount approximately equal to the principal amount to which such rate applies with a term equivalent to one month commencing on such date of determination (provided, that if any interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then “One Month LIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the relevant currency in an amount approximately equal to the principal amount to which such rate applies with a term equivalent to one month are offered for such one month period by Wells Fargo to major banks in the London interbank offered market in London, England at approximately 11:00 A.M., London time, on the date of determination) by (ii) one minus the Reserve Percentage in effect on such date. Each determination by the Administrative Agent pursuant to the definition of One Month LIBOR Rate shall be conclusive absent manifest error.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans in accordance with the definition of Applicable Margin.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or the State of New York or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Change in Control” means (a) the direct or indirect ownership by any Person, on a combined basis with any Affiliates of such Person, of 40% or more of the existing voting stock of the Borrower; or (b) the failure of the Borrower to own, free and clear of Liens or other encumbrances, 100% of the outstanding shares of voting stock of Trinity and United Insurance on a fully diluted basis.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Closing Date” means October 30, 2009.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A (including in connection with an increase in the Revolving Loan Commitment Amount pursuant to subsection 2.10) and 3.3.

“Company Action Level” means the designation given by either the National Association of Insurance Commissioners or the state department of insurance of the state of domicile of the insurance company in question of a level or range of levels of Risk-Based Capital Ratios as the Risk-Based Capital Ratio or Ratios, as applicable, of an insurance company which permit a state insurance department or commission (or other governmental entity) to require such insurance company (or which otherwise cause such insurance company to be required) to file a financial plan identifying problem conditions and a proposal of corrective or remedial actions with any state insurance department or commission (or other governmental entity) pursuant to rules, regulations or guidelines adopted by the National Association of Insurance Commissioners or any applicable state department of insurance. In the event there is no such designation given by the National Association of Insurance Commissioners or any applicable state department of insurance pursuant to such rules, regulations or guidelines, “Company Action Level” shall be deemed to mean any level or range of levels of Risk-Based Capital Ratios of an insurance company which permit a state insurance department or commission (or other governmental entity) to take any corrective or remedial actions with respect to such insurance company pursuant to such rules, regulations or guidelines.

“Consolidated Net Worth” means, at any date of determination, the sum of (a) the consolidated shareholders’ equity of the Borrower and its Subsidiaries (excluding treasury shares), determined as of such date in accordance with GAAP, plus (b) the positive difference (or less the negative difference, as the case may be) between the fair market value of investments in the Investee and the carrying value therefor determined as of such date, net of an amount equal to the product of (i) such difference and (ii) the applicable federal income tax rate in effect on such date of determination; provided, that investments in debt securities classified as available-for-sale shall be accounted for as if they were classified as held-to-maturity securities under the provisions of Statement of Financial Accounting Standards 115 (or similar accounting principle).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder (each, a “Defaulted Loan”) within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has or has a parent company that has, (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earlier of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (b) the date on which (i) such Defaulting Lender is not adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (ii) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (iii) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments.

“Disclosed Operating Company” means any Person which (a) is required to publicly disclose its ownership (beneficial or otherwise) of shares of the Borrower pursuant to Rules 13(d) or 13(g) of the General Rules and Regulations under the Securities Exchange Act of 1934 and (b) owns or operates any business or is a Person whose sole asset is the equity securities of another Person which owns or operates any business.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Revolving Loan Commitment, the Swing Line Lender and the Issuing Lender and (C) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with subsection 9.1, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

“Eurodollar Rate” means for any Interest Period, with respect to a Eurodollar Rate Loan, a rate per annum (rounded upwards, as necessary, to the nearest  1/16th of one percent) obtained by dividing (a) the rate per annum determined by Administrative Agent at approximately 11:00 A.M., London time, on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association “LIBOR Rate” for deposits in Dollars (as set forth by any service (including Bloomberg, Reuters and Thomson Financial) selected by Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (provided that, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period are offered for such Interest Period by Wells Fargo to major banks in the London interbank offered market in London, England at approximately 11:00 A.M., London time, on the date that is two Business Days prior to the beginning of such Interest Period) by (b) one minus the Reserve Percentage in effect on such date. Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loans” means Revolving Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans in accordance with the definition of Applicable Margin.

“Event of Default” means each of the events set forth in Section 7.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (i) taxes that are imposed on or measured by net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which the Administrative Agent, such Lender or other recipient is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority as a result of a present or former connection between such Person and the jurisdiction of such Government Authority (other than any such connection arising solely as a result of such Person having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of the Borrower under subsection 2.9), any United States withholding tax that (x) is in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), (y) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to subsection 2.7B, or (z) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided pursuant to clause (d) of subsection 2.7B(iv), and (iv) U.S. backup withholding taxes, unless such backup withholding is imposed as a result of a Change in Law.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 24, 2005 by and among the Borrower, the Subsidiaries thereof party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fireside” means Fireside Securities Corporation, a California corporation and a Wholly-Owned Subsidiary of the Borrower.

“Fireside Bank” means Fireside Bank, a California corporation and a Wholly-Owned Subsidiary of the Borrower.

“Foreign Lender” means any Lender, Administrative Agent or other recipient of any payment to be made by or on account of any obligation of the Borrower that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding and Payment Office” means (i) the office of Administrative Agent and Swing Line Lender located at 201 Third Street, 8th Floor, San Francisco, California 94103 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to the Borrower and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent (except for changes agreed to by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility of the Borrower or any of its Subsidiaries or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication, the obligations of such Person of the types described in clauses (a) through (f) in the definition of Total Debt.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 9.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 9.3.

“Insurance Subsidiary” means any Subsidiary which is engaged in the insurance business.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of a Eurodollar Rate Loan of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Investee” shall mean Intermec, Inc. for so long as such Person continues to be described as an “Investee” on the most recent consolidated financial statements of the Borrower delivered to the Lenders pursuant to subsection 6.9 or 6.10.

“Issuing Lender”, with respect to any Letter of Credit, means Wells Fargo, in its separate capacity as issuer of the Letters of Credit for the account of the Borrower or any Subsidiary thereof pursuant to subsection 3.1.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 2.10 or 9.1, and the term “Lenders” shall include Swing Line Lender and the Issuing Lender unless the context otherwise requires.

“Letter of Credit” or “Letters of Credit” means standby letters of credit issued or to be issued by the Issuing Lender for the account of the Borrower or any Subsidiary thereof pursuant to subsection 3.1.

“Letter of Credit Sublimit” means an amount equal to the lesser of the Revolving Loan Commitment Amount and $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Loan Commitment Amount.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by the Borrower. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leverage Ratio” is defined in subsection 6.20.

“License” means any license, certificate of authenticity, permit or other authorization which is required to be obtained from a Government Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” or “Loans” means one or more of the loans made by Lenders to the Borrower pursuant to subsection 2.1A and shall include one or more Revolving Loans and Swing Line Loans.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by the Borrower in favor of the Issuing Lender relating to, the Letters of Credit), and all other loan documents now or hereafter given by the Borrower to the Administrative Agent and the Lenders in connection with the Obligations under this Agreement.

“Margin Stock” is defined in Section 5.15.

“Material Portion” means the amount of property or other assets owned, leased or operated by the Borrower and its Subsidiaries which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the most recent publicly filed consolidated financial statements of the Borrower and its Subsidiaries.

“Materially Adverse Effect” means a material adverse effect on (a) the business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Necessary Authorizations” means all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any governmental or other regulatory authority whether federal, state, or local, and all agencies thereof, necessary for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower or any of its Subsidiaries.

“Notes” means one or more of the Revolving Notes or the Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, the chief executive officer, a financial vice president (other than divisional level), the chief financial officer, the treasurer, a general partner (if an individual), the managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“One East Wacker Note” means that certain Secured Promissory Note, dated as of December 29, 2003, in the original principal amount of $45,000,000, made by One East Wacker Corporation, payable to the order of the Borrower and held by Trinity as of the date hereof, as such note may be amended, modified, supplemented or restated from time to time and as such note may be endorsed, assigned or otherwise delivered from time to time to any Wholly-Owned Subsidiary of the Borrower.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 9.1C.

“Permitted Liens” means, as applied to any Person:

(a) Any Lien in favor of the Administrative Agent and the Lenders given to secure the Obligations;

(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges, levies, or claims not yet delinquent or the non payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books, but only so long as no foreclosure, distraint, sale, or similar Proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement;

(c) (i) Statutory Liens of landlords and (ii) Liens of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance;

(e) Restrictions on the transfer of assets imposed by any federal, state or local statute, regulation or ordinance applicable to such Person;

(f) Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(g) Liens securing Indebtedness of Subsidiaries of the Borrower in an aggregate principal amount not to exceed the amount permitted pursuant to subsection 6.16(e) hereof;

(h) Judgment Liens against assets of the Borrower and its Subsidiaries arising in connection with court Proceedings which do not secure an amount in excess of $75,000,000;

(i) Liens securing Indebtedness of the Borrower to the extent that such Indebtedness is ratably secured with the Obligations and ranks pari passu at all times with the Obligations;

(j) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(k) Normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions;

(l) Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(m) Liens in favor of the Borrower granted by a Subsidiary of the Borrower;

(n) Liens securing purchase money Indebtedness; provided that such Liens do not at any time encumber any asset other than the asset financed by such Indebtedness;

(o) Liens against the assets of the Borrower or its Subsidiaries subject to the terms of securities lending transactions in the ordinary course of business;

(p) Liens granted in connection with a Permitted Securitization; provided, that such Liens do not encumber any property other than the Margin Stock or consumer finance receivables made subject to such transaction and the proceeds thereof;

(q) Capitalized Lease Obligations of the Borrower in an aggregate amount outstanding from time to time not to exceed $25,000,000;

(r) Liens on the assets of Borrower’s Subsidiaries as described on Schedule 6.17 hereto;

(s) Liens on Margin Stock;

(t) Liens on the facility located at One East Wacker Drive, Chicago, Illinois securing the Indebtedness evidenced by the One East Wacker Note; and

(u) other Liens on real or personal property (other than Liens on any equity securities issued by Trinity or United Insurance) of the Borrower or any Subsidiary of the Borrower securing obligations of the Borrower or any Subsidiary of the Borrower so long as the aggregate amount of the obligations secured thereby does not exceed, in the aggregate, $25,000,000 at any one time outstanding; provided, that the obligations of Subsidiaries of the Borrower secured by Liens permitted by this clause (u) shall not exceed $5,000,000 in the aggregate at any one time outstanding.

“Permitted Securitization” means the securitization or similar financing of receivables by the Borrower or any of its Subsidiaries through a transfer, sale or other disposition (including the granting of a security interest) thereof by the Borrower or such Subsidiary to one or more direct or indirect special purpose Subsidiaries of the Borrower.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or any ERISA Affiliate and with respect to which the Borrower could reasonably be expected to have any liability.

“Potential Event of Default” means a condition or event described in Section 7 that, but for the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Wells Fargo at its principal office in San Francisco announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means, for all purposes with respect to each Lender, including with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 9.1, subject in each case to subsection 1.4. The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(ii)(b).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Reportable Event” is defined in Section 4043(c) of ERISA.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requisite Lenders” means, at any date, two or more Lenders having or holding at least 66- 2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided that the Commitment of, and the portion of the Total Utilization of Revolving Credit Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Reserve National” means Reserve National Insurance Company, an Oklahoma corporation and a Wholly-Owned Subsidiary of the Borrower.

“Reserve Percentage” means the stated maximum rate (rounded upwards, as necessary, to the nearest  1/16th of one percent), as in effect on any date of determination of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such date to any member bank of the Federal Reserve System in respect of “Eurodollar liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D) of the Board of Governors of the Federal Reserve System of the United States as in effect on such day, whether or not applicable to any Lender.

“Restricted Payment” means any direct or indirect distribution, dividend or other payment to any Person on account of any capital stock or other equity securities of the Borrower, or in connection with any tax sharing agreement (other than tax sharing agreements having the Borrower or one of its Subsidiaries as the tax paying entity under such agreement).

“Restricted Purchase” means any payment on account of the purchase, redemption or other acquisition or retirement of any capital stock or other securities of, the Borrower.

“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to the Borrower pursuant to subsection 2.1A(i), and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Lenders.

“Revolving Loan Commitment Termination Date” means October 30, 2012.

“Revolving Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is the Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) without duplication, the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Lenders) plus (e) without duplication, the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Lenders to the Borrower pursuant to subsection 2.1A(i).

“Revolving Notes” means any promissory notes of the Borrower issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto.

“Risk-Based Capital Ratio” means the risk-based capital ratio of any applicable Person adopted from time to time by the National Association of Insurance Commissioners or by the state department of insurance of the state of domicile of the insurance company in question. In the event that there is a conflict between the risk-based capital ratio formulae adopted by the National Association of Insurance Commissioners and any applicable state department of insurance, the formula adopted by such state department of insurance shall be the applicable formula for purposes of this Agreement.

“Same Day Funds” means immediately available funds.

“SAP” means, with respect to any insurance company, statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and, as applicable, the state department of insurance of the state of domicile of such insurance company for the preparation of financial statements and reports by insurance companies of the same type as such insurance company.

“Singleton Family” means (a) Christina Singleton Mednick and William W. Singleton (as identified in that certain Schedule 13D/A filed with the United States Securities and Exchange Commission on December 23, 2008 with respect to the Borrower by the Singleton Group LLC (the “Singletons”)), (b) all descendants of the Singletons and the spouse of any such descendant (the “Singleton Descendants”), (c) the holders of record from time to time of membership interests in Singleton Group,

LLC and the spouse of any such holder (the “Singleton Group Members”), (d) all descendants of the Singleton Group Members and the spouse of any such descendant (the “Singleton Group Descendants” and, together with the Singletons, the Singleton Descendants and the Singleton Group Members, the “Singleton Persons”), (e) all trusts of which a Singleton Person is a beneficiary or trustee and the trustees of any such trust, (f) the estate of any Singleton Person, (g) all partnerships, limited liability companies and other entities in which any one or more of the class consisting of the Persons listed in the preceding clauses (a) through (f) shall have in excess of fifty percent (50%) of the total voting power and the managers of any such entities (in their capacity as such), and (h) the Affiliates and Associates of the Persons identified in the foregoing clauses (a) through (g). For purposes of this definition, a Person shall be treated as holding voting power or an equity interest to the extent such power or interest is held directly or indirectly through a corporation, partnership, estate, trust or other entity. For purposes of this definition “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

“Subsidiary” means, as applied to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity (including a mutual insurance company) which is controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether by contract or otherwise.

“Swing Line Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of the Swing Line Lender to make Swing Line Loans to the Borrower pursuant to subsection 2.1A(ii).

“Swing Line Loans” means the Loans made by Swing Line Lender to the Borrower pursuant to subsection 2.1A(ii).

“Swing Line Note” means any promissory note of the Borrower issued pursuant to subsection 2.1E to evidence the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit V annexed hereto.

“Syndication Agent” means JPMorgan Chase Bank, N.A.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Total Capitalization” means as of any date, the sum of (a) the Borrower’s Consolidated Net Worth and (b) without duplication, Total Debt.

“Total Debt” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, (a) indebtedness created, issued or incurred by any such Person for borrowed money (whether by loan or the issuance and sale of debt securities), but excluding customer deposits, investment accounts and certificates, certificates of deposit, insurance reserves and passbook accounts; (b) obligations of any such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the property of any such Person, whether or not the respective indebtedness so secured has been assumed by any such Person; (d) reimbursement obligations of any such Person in respect of amounts drawn on any letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any such Person; (e) Capitalized Lease Obligations of any such Person; and (f) indebtedness of others of the types described in clauses (a), (b), (d) and (e) of this definition of Total Debt guaranteed by any such Person, or obligations incurred by direct or indirect special purpose Subsidiaries of the Borrower in connection with any Permitted Securitization guaranteed by any such Person.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Trinity” means Trinity Universal Insurance Company, a Texas corporation and a Wholly-Owned Subsidiary of the Borrower.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” is defined in subsection 3.6.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“United Insurance” means United Insurance Company of America, an Illinois corporation and a Wholly-Owned Subsidiary of the Borrower.

“United States” means the United States of America.

“Unitrin Direct” means the business of the Borrower or its Subsidiaries which markets policies in respect of automobile and homeowners insurance directly to consumers primarily through direct mail, websites and web insurance portals, “click- throughs,” radio advertising and employee-sponsored voluntary benefit programs.

“Wells Fargo” has the meaning assigned to that term in the introduction to this Agreement.

“Wholly Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2	Accounting Terms; Utilization of GAAP and SAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP or SAP, as applicable. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 6 shall be prepared in accordance with GAAP or SAP, as applicable, as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for therein). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP or SAP, as applicable, as in effect on the date of determination, applied (as to GAAP) in a manner consistent with that used in preparing the financial statements referred to in subsection 5.8. If at any time any change in GAAP or SAP would affect the computation of any financial ratio or requirement set forth in any Loan Document (including, without limitation, ratios used in the calculation of the Applicable Margin), and the Borrower, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, prior to such change therein and the Borrower shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 6.

Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

1.3	Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement, and the table of contents to this Agreement, are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.4	Defaulting Lenders.

A. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then:

(i) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Requisite Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Commitments or an extension of the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent);

(ii) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding;

(iii) such Defaulting Lender’s Revolving Loan Commitments and outstanding Loans shall be excluded for purposes of calculating any facility fee payable to the Lenders pursuant to subsection 2.3A or any letter of credit fee payable to the Lenders pursuant to subsection 3.2 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such facility fee payable pursuant to subsection 2.3A or any such letter of credit fee payable pursuant to subsection 3.2 in respect of such Defaulting Lender Period;

(iv) the utilization of the Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and

(v) if so requested by the Issuing Lender at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage then outstanding (to be held by Administrative Agent).

No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this subsection 1.4, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this subsection 1.4. The rights and remedies against a Defaulting Lender under this subsection 1.4 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender and that the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.	AMOUNTS AND TERMS OF LOANS

2.1	Loans; Making of Loans; the Register; Optional Notes.

A. Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender hereby severally agrees to make Revolving Loans as described in subsection 2.1A(i) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(ii).

(i) Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to make revolving loans (each such loan a “Revolving Loan”) to the Borrower in Dollars from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used in accordance with the terms of this Agreement. The original amount of each Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $245,000,000; provided that (i) the Revolving Loan Commitment Amount may be increased pursuant to subsection 2.10 hereof and (ii) the amount of the Revolving Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 9.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and the Borrower hereby agrees that all Revolving Loans and all other Obligations of the Borrower shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(ii) Swing Line Loans.

(a) General Provisions. Swing Line Lender hereby agrees, in its sole and absolute discretion, subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to the Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to the Borrower in Dollars in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $15,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Borrower, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.

(b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by the Borrower pursuant to subsection 2.4A(i), Swing Line Lender may, at any time in its sole and absolute discretion but not less frequently than once every ten (10) Business Days, deliver to Administrative Agent (with a copy to the Borrower), no later than 10:00 A.M. (California time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. The Borrower hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Lenders other than Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the Borrower from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 9.5.

(c) Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender such amount in Same Day Funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

(d) Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(ii)(b) and each Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, assets or financial condition of the Borrower or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 9.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

B. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(ii) or Revolving Loans made pursuant to subsection 3.3B) (A) that are Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount and (B) that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Swingline Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever the Borrower desires that Lenders make Revolving Loans it shall deliver to the Administrative Agent a duly executed Notice of Borrowing no later than (i) 10:00 A.M. (California time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) and (ii) 10:00 A.M. (California time) at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, it shall deliver to the Administrative Agent a duly executed Notice of Borrowing no later than 10:00 A.M. (California time) on the proposed Funding Date. Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to the Administrative Agent on or before the applicable Funding Date.

Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice the Borrower shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

The Borrower shall notify the Administrative Agent prior to the funding of any Loans in the event that an event has occurred and is continuing or would result from the consummation of the borrowing that would constitute an Event of Default or a Potential Event of Default, and the acceptance by the Borrower of the proceeds of any Loans shall constitute a re-certification by the Borrower, as of the applicable Funding Date, as to the matters to which the Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

C. Disbursement of Funds. All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither the Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Revolving Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Revolving Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1A (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender for that Type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender (other than Swing Line Lender) shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds in Dollars not later than 10:00 A.M. (California time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent in Same Day Funds in Dollars not later than 1:00 P.M. (California time) on the applicable Funding Date, in each case at the Funding and Payment Office. Except as provided in subsection 2.1A(ii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse the Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 and 4.2, the Administrative Agent shall make the proceeds of such Revolving Loans advanced to it as set forth above available to the Borrower on the applicable Funding Date by causing the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Funding and Payment Office.

Unless the Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Revolving Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. The Administrative Agent, acting for these purposes solely as an agent of the Borrower (it being acknowledged that the Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 9.3), shall maintain (and make available for inspection by the Borrower and by each Lender, but only as to information regarding the Loans made by such Lender, upon reasonable prior notice at reasonable times) at its address referred to in Schedule 9.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Revolving Loan Commitment, Swing Line Loan Commitment, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on the Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Optional Notes. If so requested by any Lender by written notice to the Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or, upon two Business Days’ prior written notice at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 9.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV or Exhibit V annexed hereto, respectively, with appropriate insertions.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by the Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin; or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin.

(ii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the Base Rate plus the Base Rate Margin.

B. Interest Periods. In connection with each Eurodollar Rate Loan, the Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at the Borrower’s option, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) there shall be no more than seven (7) Interest Periods outstanding at any time; and

(vii) in the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, the Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $5,000,000 and multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

The Borrower shall deliver a duly executed Notice of Conversion/Continuation to the Administrative Agent no later than 10:00 A.M. (California time) (i) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan), and (ii) at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing (which may be by electronic mail of a signed copy in PDF format) by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. The Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by the Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 365-day year (or a 366-day year in case of a leap year) with respect to Base Rate Loans bearing interest based on the Prime Rate and otherwise a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by the Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3	Fees.

A. Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender (except as otherwise provided in subsection 1.4) in accordance with its Pro Rata Share, a facility fee equal to the Applicable Margin times the average daily amount of the Revolving Loan Commitment Amount (whether used or unused). The facility fee shall accrue at all times from the Closing Date to the Revolving Loan Commitment Termination Date, including at any time during which one or more of the conditions in subsection 4.2 is not met, and shall be due and payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year and on the Revolving Loan Commitment Termination Date. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the average daily amount of the Revolving Loan Commitment Amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that a different Applicable Margin was in effect.

B. Other Fees. The Borrower agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between the Borrower and Administrative Agent.

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments.

A. Prepayments and Reductions in Revolving Loan Commitment Amount.

(i) Voluntary Prepayments. The Borrower may, upon written or telephonic notice to the Administrative Agent no later than 10:00 A.M. (California time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay, without premium or penalty, any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. The Borrower may, upon written or telephonic notice (which notice, if telephonic, shall be promptly confirmed in writing) to the Administrative Agent (who will promptly notify each Lender whose Loans are to be prepaid of such prepayment) (A) no later than 7:00 A.M. (California time) on the date of prepayment in the case of Base Rate Loans and (B) no later than 10:00 A.M. (California time) at least three Business Days’ prior to the date of prepayment in the case of Eurodollar Rate Loans, at any time and from time to time prepay, without premium or penalty, any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv) and, in the case of Eurodollar Rate Loans, shall be subject to subsection 2.6D.

(ii) Voluntary Reductions of Revolving Loan Commitments. The Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $5,000,000 and multiples of

$1,000,000 in excess of that amount. The Borrower’s notice to Administrative Agent (who will promptly notify each Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in the Borrower’s notice and shall reduce the amount of the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4A(iv)(b).

(iii) Mandatory Prepayments Due to Reductions of Revolving Loan Commitment Amount. The Borrower shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Loans, cash collateralize any outstanding Letters of Credit by depositing the requisite amount with the Issuing Lender) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. So long as no Event of Default has occurred and is then continuing, any cash collateral that was provided by the Borrower and has not been applied to any Obligations, shall be released to the Borrower at such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount.

(iv) Application of Prepayments.

(a) Application of Voluntary Prepayments. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, and second to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Reductions of Revolving Loan Commitment Amount. Any mandatory or voluntary reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4A shall be in proportion to each Lender’s Pro Rata Share.

(c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to subsection 2.6D.

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. Except as otherwise expressly provided herein, all payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in Same Day Funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 10:00 A.M. (California time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(ii) Application of Payments to Principal and Interest. Subject to subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

C. Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 7, all payments received by Administrative Agent, whether from the Borrower or otherwise shall be applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3B), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the Borrower, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 8.4, 9.2 and 9.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations, in each case, for the ratable benefit of the holders thereof; and

(iii) thereafter, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5	Use of Proceeds.

A. Loans. The proceeds of any Loans may be applied by the Borrower for working capital or any other general corporate purposes (including the repayment or refinancing of existing Indebtedness).

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower or any of its Subsidiaries in any manner that could reasonably be expected to cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Loans based on the Eurodollar Rate.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the One Month LIBOR Rate as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the Eurodollar Rate that shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each applicable Lender.

B. Inability to Determine Applicable Interest Rate. If with respect to any Interest Period:

(i) the Administrative Agent determines that, or the Requisite Lenders determine and advise the Administrative Agent that, deposits in Dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii) the Administrative Agent otherwise determines, or the Requisite Lenders determine and advise the Administrative Agent (which determination shall be binding and conclusive on all parties), that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

(iii) the Administrative Agent determines, or the Requisite Lenders determine and advise the Administrative Agent, that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to the Lenders of maintaining or funding a Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the One Month LIBOR Rate for such Interest Period, or that the making or funding of Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the One Month LIBOR Rate has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the affected parties and (A) in the event of any occurrence described in the foregoing clause (i) the Borrower shall enter into good faith negotiations with each affected Lender in order to determine an alternate method to determine the Eurodollar Rate for such Lender, and during the pendency of such negotiations with any Lender, such Lender shall be under no obligation to make any new Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the One Month LIBOR Rate, and (B) in the event of any occurrence described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, no Lender shall be under any obligation to make any new Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the One Month LIBOR Rate.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the One Month LIBOR Rate (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the One Month LIBOR Rate shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan or Base Rate Loan as to which the interest rate is determined by reference to the One Month LIBOR Rate then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan as to which the interest rate is not determined by reference to the One Month LIBOR

Rate, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the One Month LIBOR Rate (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans as to which the interest rate is not determined by reference to the One Month LIBOR Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan or Base Rate Loan as to which the interest rate is determined by reference to the One Month LIBOR Rate then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the One Month LIBOR Rate in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8A, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its applicable Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C or the paragraph following subsection 7.14) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of its Eurodollar Rate Loans on a date prior to the last day of the Interest Period therefor. Breakage cost loss shall consist of an amount equal to the excess, if a positive number, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein (excluding, however, the Eurodollar Rate Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by the Borrower.

2.7	Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including the Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender to any additional Tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion may reasonably determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. The Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than 180 days prior to the date on which such Lender notifies the Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such 180 day time limitation shall apply to such period of retroactivity, so long as such Lender requests compensation within 180 days from the date on which the applicable Government Authority informed Lender of such Change in Law.

B. Taxes.

(i) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of the Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii) Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by the Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(a) the Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(b) the Borrower shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c) unless such Tax is an Excluded Tax, the sum payable by the Borrower shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d) within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii) Indemnification by the Borrower. Without duplication of Section 2.7B(ii), the Borrower shall indemnify Administrative Agent and each Lender, within 10 days after the date Administrative Agent or such Lender (as the case may be) makes written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount, calculation and basis of such payment or liability delivered to the Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv) Tax Status of Lenders. Unless not legally entitled to do so:

(a) any Lender and other recipient of a payment by or on behalf of the Borrower, if requested by the Borrower or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Person is subject to backup withholding or information reporting requirements;

(b) any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Borrower or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms and other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c) without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement or acquires an interest herein (and from time to time thereafter, as may be necessary in the determination of the Borrower or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, and/or

(2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI, and/or

(3) in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN, and/or

(4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d) without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and the Borrower (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of the Borrower or Administrative Agent (each in the reasonable exercise of its discretion):

(1) duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2) duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, certificates, forms and statements required thereby;

(e) without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, each Lender and other recipient of a payment by or on behalf of the Borrower that is not a Foreign Lender shall deliver to the Borrower and Administrative Agent (in such numbers of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; provided, however, that a Person that the Borrower and Administrative Agent may treat as an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c), based upon the indicators set forth therein, shall not be required to provide an IRS Form W-9 except to the extent provided under Treasury Regulations Section 1.1441-1 and

(f) without limiting the generality of the foregoing, each Lender and other recipient of a payment by or on behalf of the Borrower hereby agrees, from time to time after the initial delivery by such Person of such forms, certificates, statements, evidence or other information, whenever a lapse in time or change in circumstances renders such forms, certificates, statements, information or other evidence so delivered obsolete or inaccurate in any material respect, that such Person shall promptly (1) deliver to Administrative Agent and the Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate, information or statement required in order to confirm or establish whether such Person is entitled to an exemption from or reduction of any Tax with respect to payments to or for such Person under the Loan Documents and, if applicable, that such Person does not act for its own account with respect to any portion of such payment.

(v) Refunds and Reductions in Taxes. If Administrative Agent or any Lender becomes aware that it is entitled to claim a refund from a Government Authority or other taxation authority in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this subsection 2.7B or subsection 2.7A, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Government Authority or taxation authority for such refund at the Borrower’s expense. If Administrative Agent or any Lender receives a refund (including pursuant to a claim made pursuant to the preceding sentence) in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this subsection 2.7B, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this subsection 2.7B with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority or taxation authority with respect to such refund); provided, that the Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority or taxation authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Government Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

C. Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after receipt by the Borrower from such Lender of the statement referred to in subsection 2.8A, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. The Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than 180 days prior to the date on which such Lender notifies the Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such 180 day time limitation shall apply to such period of retroactivity, so long as such Lender requests compensation within 180 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to the Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing

Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless the Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9	Replacement of a Lender.

If (i) the Borrower receives a statement of amounts due pursuant to subsection 2.8A from a Lender (other than for breakage costs under subsection 2.6D), (ii) a Lender is a Defaulting Lender, (iii) a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 9.6, requires the consent of such Lender and such amendment, modification or waiver has been approved by the Requisite Lenders, or (iv) a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not the Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements reasonably acceptable to the Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to the Borrower pursuant to subsection 2.8 upon 10 days prior written notice to the Subject Lender and Administrative Agent and/or is unwilling to remedy its default upon three days prior written notice to the Subject Lender and Administrative Agent, the Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 9.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 9.1B(i) shall have been paid to Administrative Agent by the Borrower or the assignee, (3) all of the requirements for such assignment contained in subsection 9.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

2.10	Increase in Commitments.

A. Request for Increase. Provided there exists no Potential Event of Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Revolving Loan Commitment Amount by an amount (for all such requests) not exceeding $100,000,000 in the aggregate; provided that (i) the Revolving Loan Commitment Amount, after giving effect to each increase hereunder, may not exceed $345,000,000 in the aggregate, (ii) any such request for an increase shall be in a minimum amount of $10,000,000 and in multiples of $5,000,000 in excess thereof and (iii) the Borrower may not request more than two increases. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

B. Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Loan Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Loan Commitment.

C. Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders do not agree to the full amount of a requested increase, subject to the approval of the Administrative Agent and the Issuing Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

D. Increase Effective Date and Allocations. If the Revolving Loan Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase, the Increase Effective Date and revised Pro Rata Shares.

E. Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate dated as of the Increase Effective Date (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Potential Event of Default or Event of Default exists or shall result from such increase to the Revolving Loan Commitment Amount. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan and Letter of Credit such that, after giving effect thereto, all Revolving Loan Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and commitment and letter of credit fees. The Borrower shall make any payments under subsection 2.6D resulting from such assignments.

F. Conflicting Provisions. This Section shall supersede any provisions in subsection 9.5 or 9.6 to the contrary.

Section 3.	LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. The Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit, denominated in Dollars, for the account of the Borrower or any Subsidiary thereof for the general corporate purposes of the Borrower or such Subsidiary; provided, that for all Letters of Credit, including Letters of Credit issued for the account of any Subsidiary of the Borrower, the Borrower shall be the obligor with respect to the obligations related thereto. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that the Borrower shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed the Letter of Credit Sublimit then in effect; or

(iii) any Letter of Credit having an expiration date later than the earlier of (a) the fifth (5th) day prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; provided that (1) Letters of Credit may have an expiration date after the Revolving Loan Commitment Termination Date if all obligations associated with any Letter of Credit expiring after the Revolving Loan Commitment Termination Date are cash collateralized or otherwise supported in a manner satisfactory to the Administrative Agent and the Issuing Lender on or prior to the fifth (5th) day prior to the Revolving Loan Commitment Termination Date or such earlier date as shall be requested by the Administrative Agent or the Issuing Lender at its reasonable discretion, and, except with respect to drawings made under any such Letter of Credit prior to the Revolving Loan Commitment Termination Date, each Lender (other than the Issuing Lender) shall be released from its obligation to participate in such Letter of Credit on the Revolving Loan Commitment Termination Date, (2) the preceding clause (b) shall not prevent the Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless the Issuing Lender elects not to extend for any such additional period and (3) the Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 9.6) at the time the Issuing Lender must elect whether or not to allow such extension.

Notwithstanding anything contained in this Agreement, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (i) the Issuing Lender has received written notice that the conditions precedent set forth in subsection 4.3 have not been satisfied or (ii) a default of any Lender’s obligations to fund under subsection 3.3C exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower (including, without limitation, as described in subsection 1.4) or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

B. Mechanics of Issuance.

(i) Request for Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to Issuing Lender a Request for Issuance no later than 10:00 A.M. (California time) at least five Business Days (or such shorter period as may be agreed to by the Issuing Lender in any particular instance), in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 9.8, and not in limitation thereof, the Borrower may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lender may rely and act upon any such Request for Issuance without receiving an original signed copy thereof.

The Borrower shall notify the Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrower is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, the Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Borrower is required to certify in the applicable Request for Issuance.

(ii) Determination of Issuing Lender. Upon receipt by Issuing Lender of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, Issuing Lender shall issue such Letter of Credit, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Wells Fargo, when aggregated with Wells Fargo’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Wells Fargo’s Revolving Loan Commitment then in effect.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 9.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv) Notification to Lenders. Upon the issuance of or amendment to any Letter of Credit the Issuing Lender shall promptly notify the Borrower of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, Administrative Agent shall notify each Lender in writing of such issuance or amendment and the amount of such Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

C. Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2	Letter of Credit Fees.

The Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each outstanding Letter of Credit, (A) a fronting fee, payable directly to the Issuing Lender for its own account, in an amount agreed to between the Borrower and the Issuing Lender and (B) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to the applicable Eurodollar Rate Margin plus, for as long as any increased rates of interest apply pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the Issuing Lender for its own account in accordance with the Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by the Borrower of Amounts Paid Under Letters of Credit. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify the Borrower and Administrative Agent, and the Borrower shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in Same Day Funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Borrower shall have notified Administrative Agent and Issuing Lender prior to 9:00 A.M. (California time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse the Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by the Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, the Borrower shall reimburse the Issuing Lender, on demand, in an amount in Same Day Funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B. During the continuance of an Event of Default, the Administrative Agent or the Requisite Banks may request the Borrower to provide cash collateral at an amount equal to 105% of the maximum amount which may be drawn thereon, and any cash collateral so received by the Administrative Agent in respect of any outstanding Letter of Credit shall be held by the Administrative Agent for the ratable benefit of the Lenders.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Lenders. In the event that the Borrower shall fail for any reason to reimburse the Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by the Issuing Lender under a Letter of Credit issued by it, the Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share (after giving effect to any Revolving Loans made by such Lender under subsection 3.3B in respect of such drawing). Each Lender (other than the Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in Same Day Funds, at the Funding and Payment Office, not later than 10:00 A.M. (California time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to the Issuing Lender in Dollars, in Same Day Funds, at the office of the Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Lender fails to make available to Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, the Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of

Administrative Agent to recover, for the benefit of Lenders, from the Issuing Lender any amounts made available to the Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Lender in respect of which payments were made by Lenders constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From the Borrower. In the event the Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by the Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or the Issuing Lender thereafter receives any payments from the Borrower in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by the Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by the Issuing Lender from the Borrower. Any such distribution shall be made to a Lender at the account specified in subsection 2.4B(iii).

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by the Borrower. The Borrower agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by the Issuing Lender, interest on the amount paid by the Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year (or 366-day year in case of a leap year) for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) the Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event the Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Lender (including the Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Lenders for the period from the date on which the Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by the Borrower. Any such distribution shall be made to a Lender at the account specified in subsection 2.4B(iii).

3.4	Obligations Absolute.

The obligation of the Borrower to reimburse the Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Lender or other Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Nature of Issuing Lender’s Duties.

As between the Borrower and the Issuing Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrower.

Notwithstanding anything to the contrary contained in this subsection 3.5, the Borrower shall retain any and all rights it may have against the Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6	Applicability of UCP.

Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of the Uniform Customs and Practice for Documentary Credits (UCP 500) (the “UCP”), as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Letter of Credit.

Section 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1	Conditions to Closing.

This Agreement shall become effective subject to prior or concurrent satisfaction of the following conditions, upon which the Closing Date shall occur:

A. Loan Documents. The Borrower shall deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the date hereof:

(i) Copies of the Organizational Documents of Borrower, certified by the Secretary of State of Delaware, together with a good standing certificate from the Secretary of State of each of Illinois and Delaware dated a recent date prior to the date hereof;

(ii) Resolutions of the Board of Directors of Borrower approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the date hereof by the secretary or Borrower as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of Borrower; and

(iv) Executed originals of the Loan Documents.

B. Fees. The Borrower shall have paid all accrued and unpaid fees and expenses contemplated to be paid by the Borrower on or before the Closing Date in connection with the transactions contemplated hereby.

C. Officer’s Certificate. The Borrower shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect (i) that the representations and warranties in Section 5 are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date); provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition, (ii) that Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents,

(iii) that, after giving effect to the transactions contemplated by this Agreement on the Closing Date, no Event of Default or Potential Event of Default has occurred and is continuing, and (iv) that Borrower has satisfied the conditions set forth in Section 4.1 and 4.2, as applicable.

D. Financial Statements. Lenders shall have received from the Borrower audited financial statements for the fiscal year ended December 31, 2008 and unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2009.

E. Opinions of Counsel. Lenders shall have received executed copies of the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, and Scott Renwick, General Counsel of the Borrower, each dated as of the date hereof and in form and substance reasonably satisfactory to Administrative Agent.

F. Certificates of Authority. Administrative Agent and Lenders shall have received a certificate of authority for each of Trinity and United Insurance issued by the department of insurance of its state of domicile.

G. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. The Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and all Governmental Authorizations and consents necessary for the continued operation of the business conducted by the Borrower and its Subsidiaries in substantially the same manner as conducted prior to the date hereof. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Materially Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending.

H. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

I. Existing Indebtedness. All Indebtedness under the Existing Credit Agreement shall be repaid in full, the Existing Credit Agreement shall be terminated, and the Administrative Agent shall have received a pay-off letter in form and substance reasonably satisfactory to it evidencing such repayment and termination.

J. Patriot Act. The Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information requested thereby in order to comply with the requirements of the Act.

4.2	Conditions to Closing; All Loans.

The obligations of Lenders to make any Revolving Loans and Swing Line Loans on any Funding Date are, in addition to the conditions precedent specified in subsection 4.1, subject to prior or concurrent satisfaction of the following conditions:

A. Notice of Borrowing. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by an Authorized Officer of the Borrower.

B. Representations and Warranties True; No Default; Etc. As of that Funding Date:

(i) the representations and warranties contained herein (other than Section 5.9) and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii) no event shall have occurred and be continuing or would immediately result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and

(iii) no order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

4.3	Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by an Authorized Officer of the Borrower, together with all other information specified in subsection 3.1B(i) and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.	REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to induce the Lenders to make the Loans hereunder, to induce the Issuing Lender to issue Letters of Credit and to induce Lenders to purchase participations therein, the Borrower hereby represents and warrants to each Lender, both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed to be made on the Closing Date and on such other dates as set forth in Section 4.2 or 4.3, as applicable, that:

5.1	Organization; Power; Qualification.

Each of the Borrower and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its state of organization, has the power and authority, corporate and otherwise, to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted. Each such Person is duly qualified and is in good standing as a foreign organization, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify could not reasonably be expected to have a Materially Adverse Effect.

5.2	Authorization; Enforceability.

The Borrower has the corporate power, and has taken all necessary corporate action to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and any Notes have been duly executed and delivered by the Borrower, and each of this Agreement and the other Loan Documents to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the following qualifications: (a) the discretion of any court in awarding equitable remedies, and (b) bankruptcy, insolvency, liquidation, reorganization, moratorium, reconstruction, and other similar laws or legal or equitable principles affecting enforcement of creditors’ rights generally.

5.3	Subsidiaries.

Set forth on Schedule 5.3 is a complete and correct list, as of the date hereof, of all Subsidiaries of the Borrower and a corporate structure chart, as of the date hereof, reflecting the ownership of the Subsidiaries of the Borrower. The Borrower owns, free and clear of all Liens (other than (except in the case of Trinity and United Insurance) Permitted Liens), all outstanding shares of its direct Subsidiaries and all such shares are validly issued, fully paid and non-assessable.

5.4	Compliance with Laws.

The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with the terms and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any Applicable Law, or (b) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws of the Borrower or any of its Subsidiaries or under any material indenture, agreement, or other material instrument to which the Borrower or any of its Subsidiaries is a party or by which any such Person or any of its properties may be bound.

5.5	Necessary Authorizations.

The Borrower has secured all material Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. The Borrower is not required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance, in accordance with the terms of this Agreement or any other Loan Document, and the transactions contemplated hereby.

5.6	Title to Properties.

Each of the Borrower and its Subsidiaries has marketable and legal title to, or a valid leasehold interest in, all of its material tangible properties and assets, subject only to Permitted Liens.

5.7	Taxes.

All federal, all material state, and all other material tax returns of the Borrower and each of its Subsidiaries required by law to be filed have been duly filed (except as such returns have been extended in accordance with Applicable Law), and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower and each of its Subsidiaries and any of their respective properties, income, profits, and assets, which are due and payable as shown on such returns, have been paid, except any such payment of which the Borrower or any of its Subsidiaries, as applicable, is diligently contesting in good faith by proper proceedings and against which adequate reserves are being maintained, and as to which no Lien other than a Permitted Lien has attached. The charges, accruals, and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate.

5.8	Financial Statements.

The Borrower has furnished, or caused to be furnished, to the Lenders audited financial statements as at December 31, 2008 and unaudited financial statements as at June 30, 2009, which were prepared in accordance with GAAP (subject, in the case of the unaudited statements, to the absence of footnotes and to normal year-end adjustments) for the Borrower and its Subsidiaries on a consolidated basis which present fairly the financial position of the Borrower and its Subsidiaries on a consolidated basis as at such dates, and the results of operations for the periods then ended. Except as disclosed in such financial statements, neither the Borrower nor any of its Subsidiaries had any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Borrower or any of its Subsidiaries, which would be required to be shown on such financial statements.

5.9	No Material Adverse Change.

On the date of this Agreement, since December 31, 2008, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.

5.10	Guaranties.

The Borrower has not made guaranties of the indebtedness of any Person, except where the obligations of the Borrower thereunder are pari passu with or junior to the Obligations.

5.11	Litigation.

There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which upon adjudication could reasonably be expected to have a Materially Adverse Effect.

5.12	ERISA.

The Borrower and its ERISA Affiliates have materially fulfilled their respective obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the Pension Benefit Guaranty Corporation or any Plan (other than to pay premiums or make contributions in the ordinary course of business) and have not been required to give security under Section 436(c) of the Code as a result of any amendment to a Plan. Neither the Borrower nor any ERISA Affiliate is or ever has been a participant in or obligated to make any payment to a Multiemployer Plan. The Borrower and each ERISA Affiliate have complied in all material respects with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code.

5.13	Compliance with Law.

Each of the Borrower and its Subsidiaries is in material compliance with all Applicable Laws and with all of the provisions of its certificate or articles of incorporation and by-laws or partnership agreement, as the case may be, except for any noncompliance which could not reasonably be expected to have a Materially Adverse Effect.

5.14	Accuracy and Completeness of Information.

To the best knowledge of the Borrower after due inquiry, all information, reports, and other papers and data relating to the Borrower or any of its Subsidiaries furnished to the Lenders in connection with this Agreement do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (except for projections and other forward-looking information which the Borrower represents were prepared in good faith based upon assumptions believed to be reasonable at the time). The Administrative Agent and the Lenders understand and acknowledge that forecasts, forward-looking statements and projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, such that actual results during the period or periods covered by any such statements or projections may differ significantly from the projected results and such differences may be material.

5.15	Compliance with Regulations T, U, and X.

Neither the Borrower nor any of its Subsidiaries is engaged principally in or has as one of its important activities the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). Neither the Borrower nor any bank acting on its behalf has taken or will take any action which could reasonably be expected to cause this Agreement or the Notes to violate Regulation T, U, or X, or any other regulation of the Board of Governors of the Federal Reserve System with respect to Margin Stock, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent or any Lender, the Borrower will furnish the Administrative Agent and the Lenders with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U, or X of said Board of Governors.

5.16	Broker’s or Finder’s Commissions.

No broker’s or finder’s fee or commission will be payable with respect to the issuance of the Notes.

5.17	Investment Company Act.

Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the issuance of any Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

5.18	Insurance Licenses.

No License held by an Insurance Subsidiary, the loss of which could reasonably be expected to have a Materially Adverse Effect, is the subject of a proceeding that could reasonably be expected to result in the suspension or revocation of such License.

5.19	Foreign Assets Control Regulations, etc.

Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, the Borrower nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries or, to Borrower’s knowledge, any of its other Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Borrower and its Subsidiaries and, to Borrower’s knowledge, its other Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Section 6.	COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give consent:

6.1	Preservation of Existence and Similar Matters.

The Borrower will, and will cause each of its Subsidiaries to, (a) preserve and maintain its existence, and all material rights, franchises, licenses, and privileges for the conduct of its businesses, which if not preserved or maintained, could reasonably be expected to have a Materially Adverse Effect, and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization, except where the failure to so qualify would not have a Materially Adverse Effect.

6.2	Compliance with Applicable Law.

The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all material Applicable Laws, except for non-compliance which could not reasonably be expected to have a Materially Adverse Effect.

6.3	Maintenance of Properties.

Except as could not reasonably be expected to have a Materially Adverse Effect, the Borrower will maintain, and will cause each of its Subsidiaries to maintain, or cause to be maintained in the ordinary course of business in good repair, working order, and condition, ordinary wear and tear excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time to make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

6.4	Accounting Methods and Financial Records.

The Borrower will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP, and will keep and cause each of its Subsidiaries to keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles and reflecting all transactions required to be reflected by such accounting principles.

6.5	Payment of Taxes and Claims.

The Borrower will pay and discharge when due, and will cause each of its Subsidiaries to pay and discharge when due, all material taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials, and supplies which, if unpaid, could reasonably be expected to become a Lien or charge upon any of its respective properties; except that no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar Proceedings shall have been commenced with respect to such item and remain unstayed for a period of thirty (30) days after such commencement. The Borrower shall timely file (subject to extensions permitted by Applicable Law), and will cause each of its Subsidiaries to timely file (subject to extensions permitted by Applicable Law), all material information returns required by federal, state, or local tax authorities.

6.6	Visits and Inspections.

The Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent and each Lender to, upon reasonable prior notice, at any reasonable time during normal business hours, and at the expense of the Administrative Agent and such Lenders, as applicable, (a) visit and inspect the properties of the Borrower and each of its Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers the businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower and each of its Subsidiaries.

6.7	Use of Proceeds.

The Borrower will use the proceeds of the Loans solely for working capital or any other general corporate purposes of the Borrower (including the repayment or refinancing of existing Indebtedness).

6.8	Further Assurances.

Upon its actual knowledge of any such defect, the Borrower will promptly cure, or use its commercially reasonable efforts to cause to be cured, defects in the creation and issuance of any Notes and the execution and delivery of this Agreement and the other Loan Documents, resulting from any act or failure to act by the Borrower or any employee or officer thereof.

6.9	Quarterly Financial Statements of the Borrower.

The Borrower will furnish to each Lender as soon as available and in any event within fifty (50) days after the end of each of the first three (3) fiscal quarters of the Borrower in each fiscal year, (a) the condensed consolidated statements (in substantially the condensed form of those provided on or prior to the date hereof) of income and changes in financial position (or of cash flow, as the case may be) of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such quarter, and (b) the related condensed consolidated balance sheet as at the end of such quarter, setting forth in each case with respect to clauses (a) and (b) immediately above in comparative form results of the preceding fiscal year or year-end, as applicable, which financial statements shall fairly present the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, such quarter (subject to normal year-end audit adjustments); it being understood and agreed that the delivery of the Borrower’s Form 10-Q (as filed with the United States Securities and Exchange Commission) shall satisfy the requirements set forth in this subsection.

6.10	Annual Financial Statements of the Borrower.

The Borrower will furnish to each Lender as soon as available and in any event within seventy-five (75) days after the end of each fiscal year of the Borrower, the consolidated statements of income and changes in financial position (or of cash flow and shareholders’ equity, as the case may be) of the Borrower and its Subsidiaries for such year, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP, Pricewaterhouse Coopers, Ernst & Young, KPMG or such other certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall state that such financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries, in accordance with GAAP, as at the end of, and for, such year; it being understood and agreed that the delivery of the Borrower’s Form 10-K (as filed with the United States Securities and Exchange Commission) shall satisfy such delivery requirement in this subsection.

6.11	Additional Reporting Requirements and Provisions.

(a) Annual SAP Statements. The Borrower will furnish to each Lender as soon as available, and in any event within ninety (90) days after the end of each fiscal year of each of Trinity and United Insurance, a copy of the Annual Statement of such Person, prepared in accordance with SAP, which such Person has filed with the applicable state department of insurance pursuant to state insurance law.

(b) Quarterly SAP Statements. The Borrower will furnish to each Lender as soon as available, and in any event within sixty five (65) days after the end of each of the first three (3) fiscal quarters in each fiscal year of Trinity and United Insurance, the quarterly unaudited financial statements of Trinity and United Insurance prepared in accordance with SAP.

(c) Annual Management Discussion. Upon request of the Administrative Agent, the Borrower will furnish to each Lender promptly after the preparation thereof, copies of all management discussions and analysis reports or similar reports howsoever designated or described prepared by the Borrower with respect to Trinity, United Insurance and other of its Subsidiaries which are insurance companies which are filed with any governmental authority, agency or department.

(d) Documents required to be delivered pursuant to subsections 6.09 and 6.10 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address; or (ii) on which such documents are available via the EDGAR system of the United States Securities and Exchange Commission on the internet; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.

6.12	Performance Certificates.

The Borrower will furnish to each Lender, at the time the financial statements are furnished pursuant to subsections 6.9 and 6.10 hereof, a certificate of the chief financial officer or treasurer of the Borrower in form and substance satisfactory to the Requisite Lenders:

(a) Stating that, to the best of his or her knowledge, no Default or Potential Event of Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default or an Potential Event of Default has occurred, disclosing each such Default or Potential Event of Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default or Potential Event of Default; and

(b) Setting forth in reasonable detail the computations necessary to determine whether or not the Borrower was in compliance with subsections 6.20, 6.21 and 6.22 hereof.

6.13	Copies of Other Reports.

The Borrower will furnish to each Lender:

(a) As soon as reasonably practicable after the sending thereof, copies of all periodic reports, proxies and prospectuses which the Borrower or any of its Subsidiaries sends to any holder of its Indebtedness or its securities or files with the Securities and Exchange Commission or any national securities exchange.

(b) As soon as reasonably practicable after the preparation of the same, to the full extent permitted by Applicable Law, copies of all material reports or financial information filed by the Borrower or any of its Subsidiaries with any governmental agency, department, bureau, division or other governmental authority or regulatory body, or other reports with respect to the Borrower or any of its Subsidiaries which, in any such case, evidence facts or contain information which could reasonably be expected to have a Materially Adverse Effect.

(c) Not less than once during each fiscal year of the Borrower in which the Borrower or any ERISA Affiliate is a member of, or is obligated to contribute to, any Multiemployer Plan, (i) a statement, in form and substance satisfactory to the Administrative Agent, prepared by the actuary for each Multiemployer Plan to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is a party, setting forth the liabilities (under Section 4201 of ERISA) of the Borrower and its ERISA Affiliates, as appropriate, in the event of a “complete” or “partial withdrawal” (as those terms are defined in Sections 4203 and 4205 of ERISA) from each such Multiemployer Plan or (ii) if such statement is not available to the Borrower, a copy of the most recent Internal Revenue Service Form 5500 and supporting schedules with respect to such Multiemployer Plan.

(d) From time to time and as soon as reasonably practicable upon each request, such data, internally generated reports, certificates, statements, documents, or further information regarding the business, assets, liabilities, financial position or results of operations of the Borrower or any of its Subsidiaries as the Administrative Agent, for itself or upon request of any Lender, may reasonably request.

6.14	Notice of Litigation and Other Matters.

The Borrower will provide to each Lender prompt notice of the following events as to which the Borrower has received notice or otherwise become aware:

(a) The occurrence of any Default or Potential Event of Default or the occurrence or non-occurrence of any event or the existence of a condition which has had or could reasonably be expected to have a Materially Adverse Effect with respect to the Borrower, Trinity or United;

(b) The occurrence of any Reportable Event with respect to any Plan as to which the Pension Benefit Guaranty Corporation has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that the Borrower shall give the Administrative Agent and the Lenders notice of any failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(c) of the Code);

(c) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan other than, in either case, a standard termination under Section 4041(b) of ERISA;

(d) The institution by the Pension Benefit Guaranty Corporation of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(e) The occurrence or non-occurrence of any event or the existence of any condition which constitutes, or which with the passage of time or giving of notice, or both, would constitute, a default by the Borrower or any of the Subsidiaries under any material agreement (other than any of the Loan Documents) to which such Person is party or by which its properties may be bound or affected, which default could reasonably be expected to have a Materially Adverse Effect; and

(f) The commencement of all Proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of the Subsidiaries, which could reasonably be expected to have a Materially Adverse Effect or result in a Default or Potential Event of Default, and any material development with respect thereto.

6.15	Restricted Payments and Restricted Purchases.

The Borrower shall not directly or indirectly, declare or make any Restricted Payment or Restricted Purchase, except that the Borrower may declare and make Restricted Payments and make Restricted Purchases, in each case, so long as no Default or Unmatured Default then exists or would be caused thereby.

6.16	Limitations on Indebtedness of Subsidiaries of Borrower.

The Borrower shall not permit any of its Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a) Indebtedness in favor of the Borrower;

(b) Indebtedness incurred by a direct or indirect special purpose Subsidiary of the Borrower in connection with a Permitted Securitization;

(c) Indebtedness evidenced by the One East Wacker Note in a principal amount not to exceed $45,000,000 so long as such Indebtedness is held by Borrower or any Wholly-Owned Subsidiary of Borrower;

(d) Indebtedness in effect on the date hereof (as any of the same may be amended, modified, supplemented or restated from time to time) in an amount not to exceed the amounts set forth on Schedule 6.16 hereto and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased thereby; and

(e) any other Indebtedness in an amount not to exceed $100,000,000 in the aggregate principal amount outstanding at any time.

6.17	Limitation on Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.

6.18	Amendment and Waiver.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any material amendment of, or agree to or accept any waiver of the provisions of its certificate or articles of incorporation or by-laws or certificate of partnership or partnership agreement, as the case may be, which amendment or waiver could reasonably be expected to have a Materially Adverse Effect.

6.19	Liquidation; Merger; Disposition of Assets.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, except for the liquidation or dissolution of (i) any Subsidiary in connection with any sale, lease, transfer or other disposition of assets to the extent permitted in clauses (b)(i) through (b)(viii) below, (ii) any Subsidiary that is a holding company, provided that the assets held by such Subsidiary are transferred to one or more direct or indirect Wholly-Owned Subsidiaries of the Borrower or (iii) any inactive Subsidiary, (b) sell, lease, abandon, transfer or otherwise dispose of any assets or business, other than (i) sales of obsolete equipment, inventory or other assets in the ordinary course of business, (ii) sales of investment securities and other investment assets by the Borrower or Insurance Subsidiaries in the ordinary course of business, (iii) sales, distributions or other dispositions by the Borrower or any of its Subsidiaries of publicly-traded investment securities (including Margin Stock) and other marketable securities, (iv) the sale, distribution or other disposition by the Borrower of the stock or assets of Fireside or the sale, distribution or other disposition by Fireside of the stock or assets of Fireside Bank, (v) the sale, distribution or other disposition of the stock or assets of any Person consisting exclusively of all or any portion of Unitrin Direct, (vi) sales or transfers of assets to a special purpose Subsidiary in connection with a Permitted Securitization, (vii) any transaction permitted pursuant to clause (ii) of the proviso to Section 6.23, any Restricted Payment permitted pursuant to Section 6.15 and the payment of any dividend by a Subsidiary to its parent entity, (viii) the sale, distribution or other disposition of the stock or assets of all or any portion of Reserve National and its Wholly-Owned Subsidiaries, or (ix) leases, sales, transfers or other dispositions of its property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold, transferred or disposed of since the date hereof (other than sales, distributions, transfers, dispositions or other transactions permitted pursuant to clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) of clause (b) above), do not constitute a Material Portion of the property of the Borrower and its Subsidiaries.

6.20	Borrower’s Maximum Leverage.

The Borrower shall not, as of the last day of any fiscal quarter, permit (a) the Total Debt (after giving effect to any Loans outstanding hereunder) of the Borrower and its Subsidiaries on a consolidated basis to be greater than (b) (i) thirty-five percent (35%) of (ii) Total Capitalization of the Borrower (such ratio, the “Leverage Ratio”).

6.21	Borrower’s Minimum Consolidated Net Worth.

The Borrower shall have, at all times, a Consolidated Net Worth at least equal to the sum of (a) the amount equal to 80% of the Borrower’s Consolidated Net Worth as of September 30, 2009, calculated by reference to Borrower’s consolidated financial statements set forth in its Form 10-Q (as filed with the United States Securities and Exchange Commission with respect to such fiscal quarter), plus (b) an amount equal to 25% of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter ending after September 30, 2009 in which such Consolidated Net Income is greater than $0, plus (c) an amount equal to the aggregate net proceeds of all equity issuances by the Borrower and its Subsidiaries after the Closing Date.

6.22	Risk-Based Capital Ratio.

Neither Trinity nor United Insurance shall, as of the last day of any fiscal quarter, fail to have a Risk-Based Capital Ratio which is at least fifty percent (50%) higher than the highest Risk-Based Capital Ratio within the category of Company Action Level (or any successor designation) as prescribed by rules, regulations or guidelines adopted by the National Association of Insurance Commissioners or the state department of insurance of the state of domicile of Trinity or United Insurance, as applicable, and such failure shall continue and not be cured within 60 days after the end of such fiscal quarter.

6.23	Affiliate Transactions.

The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity; (ii) the Borrower and its Wholly-Owned Subsidiaries may do any of the foregoing with the Borrower and any of its Wholly-Owned Subsidiaries or mutual insurance companies controlled by Borrower, as the case may be; (iii) the Borrower and its Subsidiaries may enter into a tax-sharing agreement and/or any Subsidiary may make distributions to enable its direct and indirect parents (including the Borrower) to pay taxes imposed on them with respect to the income of such Subsidiary; (iv) transactions of the Borrower or any of its Subsidiaries with regard to Ziegler Healthcare Real Estate Fund I, LLC, a Delaware limited liability company, and (v) the Borrower and its Subsidiaries may engage in any transaction with an Affiliate which transaction is on terms no less advantageous to Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

6.24	Other Indebtedness.

All Obligations of the Borrower under this Agreement and the other Loan Documents shall rank at least pari passu with all other Indebtedness (other than in connection with Capitalized Lease Obligations and Permitted Liens).

6.25	Restrictions on Upstream Dividends by Subsidiaries.

The Borrower shall not permit to exist at any time any consensual restriction (other than consent decrees or comparable arrangements with regulatory authorities) limiting the ability (whether by covenant, event of default, subordination or otherwise) of any Subsidiary of the Borrower to (a) make Restricted Payments to or Restricted Purchases from the Borrower or any Subsidiary, (b) pay any obligation owed to the Borrower or any Subsidiary of the Borrower, (c) make any loans or advances to or investments in the Borrower or in any Subsidiary of the Borrower, (d) transfer any of its property or assets (other than property or assets subject to Permitted Liens) to the Borrower or any Subsidiary of the Borrower, or (e) create any Lien (other than any additional Lien on assets already subject to a Permitted Lien) upon its property or assets whether now owned or hereafter acquired or upon any income or profits therefrom, except for restrictions which could not reasonably be expected to impair the Borrower’s ability to perform the Obligations.

6.26	Business of the Borrower.

The Borrower and its Subsidiaries, taken as a whole, will conduct their business in substantially the same manner and in substantially the same fields of enterprises as it is presently conducted.

Section 7.	EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

7.1. Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof; or

7.2. The Borrower shall default (a) in the payment of any interest and fees payable hereunder or under the other Loan Documents and such default shall not have been cured by payment of such overdue amounts in full within five (5) Business Days from the date such payment became due, or (b) in the payment of any principal of any Loan when due; or

7.3. The Borrower shall default in the performance or observance of any agreement or covenant contained in subsection 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.24 or 6.26 hereof; or

7.4. The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Article VII, and such default shall not be cured within a period of forty five (45) days from the date on which such default became known to the Borrower; or

7.5. Any representation or warranty made under any of the Loan Documents (other than this Agreement or as otherwise provided in this Article VII) shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof, or there shall occur any default in the performance or observance of any agreement or covenant contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Article VII) which shall not be cured within the applicable cure period, if any, provided for in such Loan Document or if no such cure period is provided, within 45 days from the date on which such default became known to the Borrower; or

7.6. There shall occur any Change in Control; or

7.7. There shall be entered a decree or order for relief in respect of the Borrower or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any of its Subsidiaries, or an involuntary petition shall be filed against the Borrower or any of its Subsidiaries, and (a) such petition shall not be diligently contested, or (b) any such petition shall continue undismissed for a period of sixty (60) consecutive days; or

7.8. The Borrower or any of its Subsidiaries shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Subsidiaries shall consent to the institution of Proceedings thereunder or to the filing or any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or the Borrower or any of its Subsidiaries shall fail generally to pay its respective debts as they become due, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any such action; or

7.9. One or more final judgments shall be entered by any court against the Borrower and/or any of its Subsidiaries for the payment of money in an aggregate amount in excess of $60,000,000 for the Borrower and its Subsidiaries, taken as a whole, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries which, together with all other such property of the Borrower and its Subsidiaries subject to other such process, exceeds in value $60,000,000 in the aggregate, if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged; or

7.10. The failure to meet the minimum funding standards with respect to any Plan under Section 412 of the Code, with respect to any Plan maintained by the Borrower or any of its ERISA Affiliates, or to which the Borrower or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the Pension Benefit Guaranty Corporation shall institute Proceedings to terminate any such Plan; or the Borrower or any of its ERISA Affiliates shall incur any liability to the Pension Benefit Guaranty Corporation in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower or any of its ERISA Affiliates shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to (a) a tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code, or (b) costs or expenses of correcting such “prohibited transactions,” which in either case (a) or (b) could reasonably be likely to have a Materially Adverse Effect; or the Borrower and/or any of its ERISA Affiliates shall enter into or become obligated to contribute to a Multiemployer Plan and as a result thereof such Persons have any liability or potential liability (under Section 4201 of ERISA) relating to any actual or potential “complete” or “partial withdrawal” (as those terms are defined in Sections 4203 and 4205 of ERISA) with respect to any such Multiemployer Plans, which liability or potential liability exceeds $60,000,000 in the aggregate for all such Persons at any time; the Borrower or any of its ERISA Affiliates shall have assessed against it any material tax liability as a result of a violation of the provisions of Section 4980B of the Code; or the Borrower or any of its ERISA Affiliates shall amend a Plan so as to require the Borrower or any of its ERISA Affiliates to provide security under Section 436(c) of the Code; or

7.11. There shall occur any default or event (which permits the holder(s) thereof to accelerate such Indebtedness or cause such Indebtedness to be prepaid, repurchased or redeemed) beyond the period of grace, if any, applicable thereto under any other indenture, agreement, or instrument evidencing Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount greater than or equal to $60,000,000 for the Borrower and its Subsidiaries, taken as a whole; or

7.12. All or any material portion of any Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction in a suit with respect to such Loan Document to be null and void, or a proceeding shall be commenced by the Borrower, or by any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be owed under any Loan Document; or

7.13. Any applicable superintendent of insurance (or comparable Person) shall have taken possession of the business or property of either Trinity or United Insurance under any applicable state insurance law for the purposes of rehabilitation, dissolution or liquidation thereof or such Person shall have appointed a receiver, trustee, custodian, liquidator, conservator, sequestrator or similar official for either Trinity or United Insurance or for all or any substantial part of the property or assets of Trinity or United Insurance; or

7.14. Any License held by any Insurance Subsidiary on the date of this Agreement or acquired by any Insurance Subsidiary hereafter, the loss of which could reasonably be expected to have a Materially Adverse Effect, (a) shall be revoked by a final non appealable order by the state which shall have issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Person which shall not have been dismissed or contested in good faith within 30 days of the commencement thereof, (b) shall be suspended by such state for a period in excess of 60 days or (c) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Person.

THEN (i) upon the occurrence of any Event of Default described in subsection 7.7 or 7.8 in respect of the Borrower, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to the Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(ii).

Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to the Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders, and such provisions shall not at any time be construed so as to grant the Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Section 8.	ADMINISTRATIVE AGENT

8.1          Appointment. Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Administrative Agent and Lenders and none of the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of the provisions thereof, except that the Borrower shall be a third party beneficiary of subsections 8.5A and 8.5B and shall be entitled to enforce its rights thereunder. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

8.2	Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or the Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of the Borrower to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any discretionary act or the taking of any discretionary action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be required to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6).

D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

8.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

8.4	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or such other Person in exercising the powers, rights and remedies of Administrative Agent or performing duties of Administrative Agent hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting solely from Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5	Resignation of Administrative Agent; Successor Administrative Agent and Swing Line Lender.

A. Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Borrower. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent, with such appointment subject, so long as no Event of Default shall have occurred and be continuing, to prior approval of the Borrower (such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent. If Administrative Agent shall notify Lenders and the Borrower that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 8.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After Administrative Agent’s resignation hereunder, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

B. Successor Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 8.5A shall also constitute the resignation of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 8.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, the Borrower shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit V annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

8.6	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the Subsidiaries of the Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their agents and counsel and all other amounts due Lenders and Administrative Agent under subsections 2.3 and 9.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under subsections 2.3 and 9.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.7	Syndication Agent.

Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Lender designated as the Syndication Agent shall have no duties or responsibilities and such Lender shall not have or be deemed to have any fiduciary relationship with any other Lender, and no implied responsibilities, duties or obligations shall be construed to exist in this Agreement or any other Loan Document.

Section 9.	MISCELLANEOUS

9.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 9.1). Neither the Borrower’s rights nor obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). No sale, assignment or transfer or participation of any obligations of a Lender in respect of a Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(ii) and subsection 9.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 and in increments of $1,000,000 in excess thereof, unless Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed), provided that simultaneous assignments to or by two or more related Funds shall be treated as one assignment for purposes of this clause (a), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not already be a Lender, shall deliver to Administrative Agent (with a copy to the Borrower promptly following its request) information reasonably requested by Administrative Agent, including forms, certificates or other information in compliance with subsection 2.7B(iv), and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default or Potential Event of Default has occurred and is continuing, the Borrower, shall have consented thereto (which consent shall not be unreasonably withheld).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 9.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender such Lender shall continue to have all rights and obligations of the Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(ii) and subsection 9.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 9.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 9.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent (with a copy to the Borrower promptly following it request) pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and the Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to the Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).

(iii) Deemed Consent by the Borrower. If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by the Borrower on or prior to such fifth Business Day.

C. Participations. Any Lender may, without the consent of, or notice to, the Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or the Borrower or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 9.1C, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 9.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 9.4 as though it were a Lender, provided such Participant shall be subject to subsection 9.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7A than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of subsection 2.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with subsection 2.7B(iv) as though it were a Lender. No Participant shall be entitled to receive any payments from the Borrower under subsection 2.6 or 2.7, or exercise any right of set off under subsection 9.4, until such Participant’s participation is entered in the Register, such entry to be made promptly by the Administrative Agent upon the Participant’s request.

D. Pledges and Assignments. Any Lender may, without the consent of Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation (A) any pledge or assignment to secure obligations to any Federal Reserve Bank and (B) in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of that Lender from time to time to pledgees under subsection 9.1D, assignees and participants (including prospective assignees and participants), in each case subject to subsection 9.18.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

9.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all reasonable out-of-pocket costs and expenses incurred by Administrative Agent, including reasonable fees, expenses and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower, subject, with respect to such fees, expenses and disbursements of counsel regarding the negotiation, preparation and execution of the Loan Documents, to the fixed fee arrangement separately agreed to between the Borrower and the Administrative Agent; (ii) all other reasonable costs and expenses incurred by the Administrative Agent in connection with the syndication of the Commitments; (iii) all reasonable costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and reasonable fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel at any time when an Event of Default has occurred and is continuing, relating to efforts to evaluate or assess the Borrower or any of its Subsidiaries and its business or financial condition; and (iv) all reasonable costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), reasonable fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents (including in connection with the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

9.3	Indemnity.

In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders (including the Issuing Lender), and the officers, directors, trustees, employees, agents, advisors and Affiliates of Administrative Agent and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages) penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including

Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents) or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

9.4	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of the Borrower and each of its Subsidiaries against and on account of the Obligations of the Borrower or any of its Subsidiaries to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

9.5	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 9.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 9.1B. The Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 9.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

9.6	Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and the Borrower; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(i) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default), (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit reimbursement obligation, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date (except as otherwise permitted by subsection 3.1), (7) extend the Revolving Commitment Termination Date, (8) change in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit or (9) change in any manner the provisions of subsection 2.4B to provide that Lenders will not share pro rata in reductions of the Revolving Loan Commitment Amount;

(ii) each Lender, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders), (2) change the provisions of subsection 2.4B(iii) to provide that Lenders will not share pro rata in payments, (3) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (4) increase the maximum duration of Interest Periods permitted hereunder, or (5) change in any manner or waive the provisions contained in subsection 2.4A(iii), subsection 8.1 (except by virtue of any acceleration that has been rescinded and annulled in accordance with this Agreement), subsection 9.5 or this subsection 9.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of subsection 2.1A(ii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (ii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iii) of Section 8 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent; and (iv) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding and each future Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this subsection 9.6) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of subsection 2.10; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Pro Rata Share, in each case, without the written consent of such affected Lender.

9.7	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8	Notices; Effectiveness of Signatures; Posting on Electronic Delivery Systems.

A. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Borrower, Administrative Agent, Swing Line Lender and the Issuing Lender and notices to any Lender under Section 2 or Section 3 shall not be effective until received. For the purposes hereof, the address of the Borrower, Administrative Agent, Swing Line Lender and the Issuing Lender shall be as set forth on Schedule 9.8 and the address of each other Lender shall be as set forth on its Administrative Questionnaire or (i) as to the Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in Section 6. Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

B. Effectiveness of Signatures. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that after the Closing Date no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have a binding effect may be sent by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

C. Posting on Electronic Delivery Systems. The Borrower acknowledges and agrees that (I) Administrative Agent may make any material delivered by the Borrower to Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”), available to the Lenders by posting such notices on an electronic delivery system (which may be provided by Administrative Agent, an Affiliate of Administrative Agent, or any Person that is not an Affiliate of Administrative Agent), such as IntraLinks, Syndtrak or a substantially similar electronic system (the “Platform”) and (II) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution; (ii) the Platform is provided “as is” and “as available” and (iii) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Affiliates in connection with the Platform.

The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC”, the Borrower shall be deemed to have authorized Administrative Agent, the Issuing Lender and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute confidential information pursuant to subsection 9.18, they shall be treated as set forth in such subsection); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement (pursuant to an Administrative Questionnaire or otherwise), Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address. Notwithstanding the foregoing, (x) the Borrower shall not be responsible for any failure of the Platform or for the inability of any Lender to access any Communication made available by the Borrower to Administrative Agent in connection with the Platform and in no event shall any such failure constitute an Event of Default hereunder and (y) notices to any Lender pursuant to Section 2 or Section 3 shall not be provided by means other than hard copy or telecopy if such Lender notifies Administrative Agent that it is not capable of receiving such notices by such other means.

9.9	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in subsections 2.6D, 2.7, 9.2, 9.3, 9.17 and 9.18 and the agreements of Lenders set forth in subsections 8.2C, 8.4, 9.5 and 9.18 shall survive the payment of the Obligations, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

9.10	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11	Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.12	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and the Borrower, as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

9.14	Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

9.15	Construction of Agreement; Nature of Relationship.

The Borrower acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by the parties hereto, and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

9.16	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF ILLINOIS, COOK COUNTY AND CITY OF CHICAGO. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(IV) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

9.17	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.17 AND

EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.18	Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with customary procedures for the handling by financial institutions of confidential information of this nature, it being understood and agreed by the Borrower that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, and legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 9.18, to (i) any pledgee under subsection 8.10, any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, (g) with the consent of the Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 9.18 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential and lawful basis from a source other than the Borrower (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to Administrative Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Government Authority or representative thereof or of any subpoena or similar legal process (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries. In addition, subject to obtaining the prior approval of the Borrower (such approval not to be unreasonably withheld or delayed), Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

9.19	Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.20	USA Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

UNITRIN, INC.

By:	/s/ Eric J. Draut

Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:	/s/ Robert C. Meyer

Title:	Senior Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent and as a Lender

By:	/s/ Thomas A. Kiepura

Title:	Vice President

Signature Page to Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Tammy Dowd

Title:	Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Ginger So

Title:	Vice President

Signature Page to Credit Agreement

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Paulette J. Truman

Title:	Vice President

Signature Page to Credit Agreement

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as a Lender

By:	/s/ Kim Puszczewicz

Title:	Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton

Title:	Authorized Signatory

Signature Page to Credit Agreement